Exhibit (a)(5)(i)

Verso Corporation Announces Commencement of $55.0 Million Modified Dutch Auction Tender Offer for its Class A Common Stock

Miamisburg, Ohio, May 13, 2021 — Verso Corporation (NYSE: VRS) today announced that it is commencing a “modified Dutch auction” tender offer to purchase for cash shares of its Class A common stock, par value $0.01 per share (the “Shares”), for an aggregate purchase price of not more than $55.0 million.

Verso President and Chief Executive Officer Randy Nebel said: “Even during this tumultuous time, we remain committed to returning value to our shareholders while maintaining our financial stability. Accordingly, this tender offer is part of Verso’s commitment to return to our shareholders a portion of the net proceeds from our February 2020 sale of our Androscoggin and Stevens Point mills.”

Pursuant to the tender offer, stockholders may tender all or a portion of their Shares (1) at a price specified by the tendering stockholder of not less than $16.00 and not more than $18.30 per Share or (2) without specifying a purchase price, in which case their Shares will be purchased at the purchase price determined in accordance with the tender offer. When the tender offer expires, Verso will determine the lowest price within the range of prices specified above (the “purchase price”) enabling Verso to purchase up to $55.0 million in the aggregate of the Shares. Stockholders will receive the purchase price in cash, subject to applicable withholding and without interest, for Shares tendered at prices equal to or less than the purchase price, subject to the conditions of the tender offer, including the provisions relating to proration, “odd lot” priority and conditional tenders in the event that the aggregate cost to purchase all of the Shares validly tendered and not validly withdrawn at or below the purchase price exceeds $55.0 million. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), Verso may increase the number of Shares accepted for payment in the tender offer by an additional amount of Shares not to exceed 2% of the outstanding Shares without extending the tender offer. These provisions are described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be distributed to stockholders and unitholders. All Shares purchased by Verso will be purchased at the same price. All Shares tendered at prices higher than the purchase price will be promptly returned to stockholders.

The tender offer will not be conditioned upon the receipt of financing or any minimum number of Shares being tendered; however, the tender offer will be subject to a number of other terms and conditions specified in the Offer to Purchase. Verso intends to pay for the Shares and all fees and expenses applicable to the tender offer with available cash on hand.

The tender offer, withdrawal rights and the proration period will expire at 12:00 midnight, New York City time, on Thursday, June 10, 2021, unless extended or terminated by Verso. Tenders of Shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. Georgeson LLC is acting as information agent for the tender offer. BofA Securities is acting as dealer manager for the tender offer. Computershare Trust Company, N.A. is acting as the depositary for the tender offer.

Verso’s Board of Directors has authorized the tender offer. However, none of Verso, its Board of Directors, its management, the dealer manager, the depositary or the information agent or any of their affiliates makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares or as to the price or prices at which stockholders may choose to tender their Shares. Verso has not authorized any person to make any such recommendation. Stockholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and the price or prices at which their Shares should be tendered. In doing so, stockholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the offer. Stockholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.

News Release for Informational Purposes Only

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Shares. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Stockholders are urged to read Verso’s tender offer statement on Schedule TO to be filed contemporaneously with the SEC in connection with the tender offer, which will include as exhibits the Offer to Purchase, the related Letter of

Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents will be filed with the SEC, and stockholders may obtain them for free from the SEC at its website (www.sec.gov) or from Georgeson LLC, the information agent for the tender offer, by telephone at (866) 729-6811 (toll-free) or in writing to: 1290 Avenue of the Americas, 9th Floor, New York, New York 10104.

About Verso Corporation

Verso Corporation is a leading American owned and operated producer of graphic, specialty and packaging paper and market pulp, with a long-standing reputation for quality and reliability. Verso’s graphic paper products are designed primarily for commercial printing, advertising and marketing applications, including direct mail, catalogs, corporate collateral, books and magazines. Verso’s specialty paper products include release liner papers and label face stock for pressure sensitive, glue-applied and laminate applications. Verso produces packaging paper used in higher-end packaging and printing applications such as greeting cards, book covers, folders, labels and point-of-purchase displays. Verso also makes market pulp used in printing, writing, specialty and packaging papers, facial and toilet tissue, and paper towels. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. They include, for example, statements related to the tender offer for Shares. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results, including with respect to the tender offer, could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: the adverse impact of idling production, shutting down machines or facilities, restructuring Verso’s operations and selling non-core assets; changes in the costs of raw materials and purchased energy; security breaches and other disruption to Verso’s information technology infrastructure; uncertainties regarding the impact, duration and severity of the COVID-19 pandemic and measures intended to reduce its spread; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso’s key products, and the effectiveness of Verso’s responses to these developments; intense competition in the paper manufacturing industry; Verso’s limited ability to control the pricing of its products or pass through increases in its costs to its customers; Verso’s business being less diversified because of February 2020 sale of its Androscoggin and Stevens Point mills (the “Pixelle Sale”), closure of the Luke Mill, the Duluth Mill and the No. 14 paper machine and certain other long-lived assets at the Wisconsin Rapid Mill; Verso’s dependence on a small number of customers for a significant portion of its business; Verso’s ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle Sale; any failure to comply with environmental or other laws or regulations; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption “Risk Factors” in Verso’s Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021, and from time to time in Verso’s other filings with the SEC. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

For further information:

Investors Contact: investor.relations@versoco.com, 937-528-3220

Media Contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com